UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2025

Super League Enterprise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38819	47-1990734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2450 Colorado Avenue, Suite 100E
Santa Monica, California 90404
(Address of principal executive offices)

(213) 421-1920
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLE	Nasdaq Capital Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 19, 2025, Super League Enterprise, Inc. (the “Company”) entered into a Membership Interest Purchase and Sale Agreement (the “Purchase Agreement”) with Mineville, LLC a Delaware limited liability company (“Purchaser”), pursuant to which the Company agreed to sell, and Purchaser agreed to purchase, 100% of the membership interests (the “Interests”) of InPvP, LLC (the “InPvP”). Prior to the consummation of the transactions (the “Closing”) contemplated by the Purchase Agreement (the “Sale”), InPVP was a wholly owned subsidiary of the Company. The Closing of the Sale occurred simultaneously with the execution of the Purchase Agreement.

In exchange for assigning the Interests to Purchaser: (i) Purchaser paid the sum of $350,000 in cash at Closing; and (ii) the Company was granted the rights to ad sales and brand integration (the “Sales Rights”) to all of Purchaser’s Microsoft servers for a term of two years (the “Sales Term”). The Company will have exclusive Sales Rights for the first year of the Sales Term, and during the second year the Sales Rights will be non-exclusive. During the Sales Term, the revenue generated from the Sales Rights will be allocated among the Company and Purchaser as follows: (i) the Company will retain 60% of the net revenue until gross sales revenue exceeds $1.0 million; (ii) after gross sales revenue exceed $1.0 million, the Company will retain 50% of the net revenue through the remainder of the Sales Term; and (iii) if gross sales revenue exceeds $1.5 million during the Sales Term, the Sales Term shall renew automatically for one additional year on the same terms as the second year of the Sales Term.

The Purchase Agreement contains representations, warranties and covenants of the Company, InPvP, and Purchaser that are customary for a transaction of this nature, including among others, covenants by the Company and InPvP regarding the validity of certain material contracts entered into between InPvP and third-parties, title to the assets of InPvP, the condition and sufficiency of the assets owned by InPvP (or otherwise being transferred pursuant to the Purchase Agreement), InPvP’s rights to its intellectual property, tax liabilities.

The Purchase Agreement also contains customary indemnification provisions whereby each party to the Purchase Agreement will indemnify the other parties for certain losses arising out of inaccuracies in, or breaches of, the representations, warranties and covenants, pre-closing taxes, and certain other matters, as more specifically set forth in the Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, InPvP, or Purchaser. Moreover, certain representations and warranties in the Purchase Agreement were used for the purposes of allocating risk between the Company, InPvP and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Purchase Agreement should not be relied on as characterization of the actual state of facts regarding the Company, InPvP, or Purchaser.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01, which is incorporated herein by reference.

Item 8.01 Other Events

On May 22, 2025, the Company issued a press release relating to the Sale. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits Index

Exhibit No.	Description
2.1	Membership Interest Purchase and Sale Agreement, by and among Super League Enterprise, Inc., InPvP, LLC, and Mineville, LLC
99.1	Press Release dated May 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Super League Enterprise, Inc.

Date: May 22, 2025	By:	/s/ Clayton Haynes
Clayton Haynes Chief Financial Officer